Exhibit 99.1

Bidz.com Appoints Peter Hanelt Chairman of its Board of Directors

•      The Company decided to terminate its credit line with Bank of America prior to expiration as it has ample working capital and liquidity and a cash position as of March 31, 2010 in excess of $6 million.

CULVER CITY, Calif., March 31, 2010— Bidz.com (NASDAQ: BIDZ), a leading online retailer of jewelry, announced the appointment of Peter G. Hanelt to the position of Chairman of its Board of Directors effective April 2, 2010. David Zinberg will continue to serve on the Company’s Board and remain Chief Executive Officer.

“Under Peter’s thoughtful stewardship, Bidz.com has experienced significant growth and became a recognized market leader as an online retailer of jewelry,” said Mr. Zinberg, the Company’s Chief Executive Officer. “Over the past four years, Peter has played an important role in Bidz’ development in many key areas including finance, operations and corporate governance, as well as being an important mentor to me and other members of senior management.  As part of the Company’s planned transition, Peter’s new role as Chairman will allow me to focus more on Bidz’ strategic direction, growth initiatives and merchandising. We are thankful for his continued leadership, experience and contributions to the company and we look forward to his guidance as Chairman of our Board.”

Peter G. Hanelt has served as an independent director of the Company’s Board & Chair of the Audit Committee Chair since March 2006. Mr. Hanelt has been a business consultant since 2003. Mr. Hanelt served as Chief Restructuring Officer and Chief Operating Officer of the Good Guys, a regional consumer electronics retailer, from 2001 through July 2003. From 1998 to 2001, Mr. Hanelt served as Chief Executive Officer and a director of Natural Wonders, Inc., a national specialty retailer of nature and science merchandise. Mr. Hanelt also serves as Chairman of the Board and as Chair of the Audit Committee of Silicon Image, a publicly traded manufacturer of semiconductors, and as a member of the board and as Chair of the Audit Committee of Bell Micro Products, a publicly traded wholesale distributor of computer components.  He also serves on the boards of Patelco Credit Union and Catholic Healthcare West, both not for profit companies, and InterHealth Nutraceuticals, Inc., Coast Asset Management and Andronico’s Supermarkets, all private companies. .

Mr. Hanelt graduated from the United States Military Academy at West Point in 1967 and earned an MBA from the University of California, Berkeley in 1975. He began his career with the predecessor to the accounting firm of Deloitte & Touche and is a California-licensed certified public accountant.

Peter Hanelt, Chairman of the Board, commented, “I am pleased to be able to assist David and the management team in executing a growth strategy and as the economy begins to improve, increase its market share. By allowing David to focus on the Company’s strategic direction, growth initiatives and merchandising, we expect to enhance shareholder value.”

The Company also announced that effective April 2, 2010, it has terminated its credit line with Bank of America, and that as of March 31, 2010, it has cash and cash equivalents in excess of $6 million and no debt. The Company is confident that its current working capital is sufficient to sustain its operations through 2010 and beyond. Prior to 2006, when the current credit line was entered into with LaSalle Bank, later acquired by Bank of America, the Company self-financed its business operations without a credit line. The Company’s business model contains beneficial working capital characteristics, allowing it to collect cash from sales to customers within several business days of the related online payment, while typically enjoying extended payment terms with its suppliers. In light of the cost of maintaining the line, including expenses and ongoing human resource efforts required to manage credit reporting, as well as uncertainty concerning the renewal of the line, the Company believes it is more cost efficient to self finance at the current time. Depending on credit market conditions, the cost and availability of credit, and related factors, the Company may revisit at a future date obtaining outside working capital financing but at present is comfortable with its liquidity position and ability to self-finance its working capital requirements.

About Bidz.com

Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz.com’s auctions are also available in Arabic, German and Spanish. To learn more about Bidz.com visit its website at www.bidz.com. Bidz also operates Modnique, a division of Bidz.com, an exclusive private sale shopping site for members-only, offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes, and houseware and much more at price points up to 85% below traditional retail prices. To learn more about Modnique visit its website at www.modnique.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs. Risks and uncertainties include that our common stock is subject to short selling and trading, and prices of our stock may be volatile; that we are subject to “prank” bidding; that we may face increasing costs to acquire new customers; the ability of the Company to attract customers to its website and offer attractive products; the ability to maintain profit levels while expanding international sales; the ability to detect fraud if we fail to maintain an effective system of internal controls; the ability to maintain our website, electronic data processing systems, and systems hardware; the ability to forecast accurately net revenue and plan for expenses; that we do not have a guaranteed supply of jewelry products and that we have a heavy concentration of inventory purchases from our top two suppliers; the ability to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings and other activities. Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

IR Contact:
Addo Communications, Inc.
Andrew Greenebaum, 310-829-5400
andrewg@addocommunications.com